ASSIGNMENT AND ASSUMPTION AGREEMENT

(SUBSIDIARY SUB-ADVISORY AGREEMENT)

This Assignment and Assumption Agreement is made as of January 1, 2026, by and among Franklin Advisers, Inc., a California corporation (“FAV”), K2/D&S Management Co., L.L.C., a Delaware limited liability company (“K2”), and Graham Capital Management, L.P., a Delaware limited partnership (“Sub-Adviser”).

WHEREAS, each of FAV, K2 and Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment management, investment advisory and/or sub-advisory services to investment companies and other investment advisory clients;

WHEREAS, each of FAV and K2 is a direct or indirect, wholly-owned subsidiary of Franklin Resources, Inc.;

WHEREAS, K2 serves as investment manager to K2 Holdings Investment Corporation (the “Subsidiary”) pursuant to an Amended and Restated Investment Management Agreement, dated as of October 1, 2017, between the Subsidiary, a wholly-owned subsidiary of the K2 Alternative Strategies Fund (to be renamed the Franklin Alternative Strategies Fund effective January 30, 2026), a series of Franklin Alternative Strategies Funds (the “Trust”), and K2 (the “Subsidiary Management Agreement”);

WHEREAS, K2 has engaged Sub-Adviser to provide investment sub-advisory services with respect to a portion of the assets of the Subsidiary allocated to Sub-Adviser by K2, from time to time, which may consist of all, a portion or none of the Subsidiary’s assets, pursuant to a Sub-Advisory Agreement, dated as of December 16, 2013, between K2 and Sub-Adviser (the “Subsidiary Sub-Advisory Agreement”);

WHEREAS, effective January 1, 2026 (the “Effective Date”), K2 has transferred to FAV all of its investment and investment-related personnel (including portfolio managers, research analysts, and certain support staff members) and assigned the Subsidiary Management Agreement to FAV pursuant to a separate Assignment and Assumption Agreement (the “Transfer”) in a transaction that does not constitute an “assignment” of the Management Agreement under the Investment Advisers Act of 1940, as amended;

WHEREAS, in conjunction with the Transfer, K2 desires to assign the Subsidiary Sub-Advisory Agreement to FAV, and FAV desires to assume the Subsidiary Sub-Advisory Agreement, pursuant to this Assignment and Assumption Agreement;

WHEREAS, the Transfer and the assignment of the Subsidiary Sub-Advisory Agreement to FAV pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Sub-Advisory Agreement under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust present in person that are not interested persons of the Trust, K2, or FAV, approved the transfer of the Subsidiary Sub-Advisory Agreement and a form of this Assignment and Assumption Agreement, at a meeting held on May 28, 2025.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1. The Subsidiary Sub-Advisory Agreement in effect between K2 and Sub-Adviser with respect to the Fund is hereby assumed in its entirety by FAV, except that all references to K2 shall be replaced with references to FAV (the “Transferred Contract”).

2. FAV agrees to perform and be bound by all of the terms of the Transferred Contract and the obligations and duties of K2 thereunder.

3. The Transferred Contract shall continue in full force and effect as set forth therein for the remainder of its term.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN ADVISERS, INC. By: /s/Ed McGraw Name: Ed McGraw Title: Head of Investment & Client Operations	K2/D&S MANAGEMENT CO., L.L.C. By: /s/Ed McGraw Name: Ed McGraw Title: Head of Investment & Client Operations

ACKNOWLEDGED: GRAHAM CAPITAL MANAGEMENT, L.P. By: /s/Brian Douglas Name: Brian Douglas Title: CEO

ACKNOWLEDGED:

FRANKLIN ALTERNATIVE STRATEGIES FUNDS, on behalf of K2 ALTERNATIVE STRATEGIES FUND (to be renamed FRANKLIN ALTERNATIVE STRATEGIES FUND)

By: /s/Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President